State of Delaware
Secretary of State
Division of Corporations
Delivered 06:01 PM 11/29/2018
FILED 06:01 PM 11/29/2018
SR 20187882887 - File Number 5153894

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF DESIGNATIONS OF THE RIGHTS, PREFERENCES AND PRIVILEGES OF THE SERIES A-1 PREFERRED STOCK OF BIOVENTRIX, INC.

Pursuant to Sections 103 and 151of
The General Corporation Law of the State of Delaware

Bioventrix, Inc. (the "***Corporation***"), a corporation organized and existing under the laws of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: The Corporation's Amended and Restated Certificate of Incorporation (the "***Restated Certificate***") was filed with the Secretary of State of Delaware on August 8, 2016 and a Certificate of Correction to the Restated Certificate was filed on August 7, 2017. A Certificate of Designations of the Rights, Preferences of the Series A-1 Preferred Stock of the Corporation (the "***Certificate of Designations***") was filed with the Secretary of State of the State of Delaware on July 25, 2017.

SECOND: Pursuant to and under the authority granted the Board by Article Fourth, Section B of the Corporation's Restated Certificate, the Board duly adopted, pursuant to a unanimous written consent effective November 18, 2018, declaring this Certificate of Amendment of the Certificate of Designations (this "***Amendment***") to be advisable. Therefore, the resolution setting forth this Amendment is as follows:

> **RESOLVED**, that the Certificate of Designations of the Corporation be amended by increasing the authorized shares designated as Series A-1 Preferred Stock from 250,000 shares to 300,000 shares, with the all the same powers, preferences, privileges and rights and the qualifications, limitations and restrictions as filed in the Certificate of Designations.

THIRD: In accordance with, and pursuant to, Section 103 and 151 of the DGCL, the Board has deemed it in the best interests of the Corporation, and has authorized and directed the officers of the Corporation, to file with the Delaware Secretary of State this Amendment.

IN WITNESS WHEREOF, the Corporation has caused this Amendment to be signed by Kenneth Miller, its President, a duly authorized officer of the Corporation, on November 29, 2018.

/s/Kenneth Miller
Kenneth Miller, President